Exhibit 99.1

newsrelease

Headquarters Office 13737 Noel Road, Ste.100 Dallas, TX 75240 tel: 469.893.2000 fax: 469.893.8600 www.tenethealth.com
Contacts:
Media: Steven Campanini (469) 893-6321
Investors: Thomas Rice (469) 893-2522

Tenet Announces Results for Third Quarter

Ended September 30, 2005

DALLAS – November 1, 2005 – Tenet Healthcare Corporation (NYSE:THC) today reported a net loss of $408 million, or $0.87 per share, for its third quarter ended September 30, 2005.  This compares to a net loss of $70 million, or $0.15 per share, in the third quarter of 2004.  The net loss for the third quarter of 2005 includes a loss from continuing operations of $385 million, or $0.82 per share, compared to a loss of $51 million, or $0.11 per share, in the third quarter of 2004. As discussed below, the loss from continuing operations in the third quarter of 2005 included three items with an adverse aggregate net impact of $308 million after-tax, or $0.66 per share, which includes a $151 million after-tax loss, or $0.32 per share, associated with our operations impacted by Hurricane Katrina.  Results for continuing operations in the third quarter of 2004 included a pre-tax loss of $12 million, $8 million after-tax or $0.02 per share, from the combined impact of four hurricanes on our Florida operations. Discontinued operations incurred an after-tax loss of $23 million, or $0.05 per share, in the third quarter of 2005 compared to an after-tax loss of $19 million, or $0.04 share, in the third quarter of 2004.

“Our financial results for the quarter were severely impacted by Hurricane Katrina,” said Trevor Fetter, president and chief executive officer. “However, we did make some real progress, especially in the areas of managed care pricing and clinical quality. By centralizing managed care contracting, improving the way we manage our revenue cycle and changing the company’s relationship with payors and the structure of the individual contracts, we have significantly improved our position in this area. Similarly, we continued to strengthen our position in CMS’ Hospital Compare data base which ranks hospitals by clinical quality. We are convinced that demonstrating excellence on quality is central to the ability to compete successfully as a healthcare provider. As patients become more familiar with consumer-driven quality measures and pay for performance initiatives, we are confident this recognition will ultimately lead to stronger volumes. But for the time being growing volumes remains our greatest challenge.”

“Our same hospital admissions relative to last year’s third quarter, excluding the six hospitals impacted by Hurricane Katrina, declined by 1.4 percent,” said Reynold Jennings, chief operating officer. “As part of our strategy to address this decline in volume, we are implementing aggressive new cost efficiency measures which should be substantially implemented by the end of this year.”

Robert Shapard, chief financial officer, said, “Prior to this quarter, we had expected to achieve our financial performance objectives for 2005 as our cost initiatives proved sufficient to offset volume shortfalls up to that point. The hurricanes and continuing soft patient volumes are likely to cause us to fall short of our initial objectives for 2005. The spike in the Compact-adjusted bad debt ratio to 15.1 percent included an impact of approximately two percentage points related to systems conversions, systems outages, and the hurricanes’ adverse effect on cash collections. While there were a number of both favorable and adverse impacts on the results for the quarter, this bad debt issue was the primary reason we missed the consensus EPS estimate for the quarter.”

Continuing Operations

The loss from continuing operations for the third quarter of 2005 was $385 million, or $0.82 per share, including the following three items with an aggregate adverse net after-tax impact totaling approximately $308 million or $0.66 per share:

(1)          the loss from Hurricane Katrina of $241 million pre-tax, $151 million after-tax, or $0.32 per share. The $241 million pre-tax loss includes a non-cash impairment charge of $201 million, not including any estimate of incremental bad debt expense. Although the full extent of the damage or other financial impact caused by Hurricane Katrina has yet to be determined, third quarter 2005 operating expenses include approximately $40 million of costs, including $27 million of employee relief payments and other employee-related expenses, $11 million of inventory and other working capital write-downs, and approximately $2 million in evacuation costs.  In addition, an impairment charge of $201 million was recorded to write-down long-lived assets for property damage, net of $10 million of insurance proceeds received prior to September 30, 2005. The company is negotiating with its insurance carriers for both physical damage and business interruption losses. While we expect to receive a significant settlement, no estimate can be made at this point.  We expect the company’s deductible to fall in the range $40-50 million, which does not include damages that may not be covered under our insurance policies due to a $250 million aggregate limit for flood losses.

(2)          litigation and investigation costs were $28 million pre-tax, $17 million after-tax, or $0.04 per share; and

(3)          an adverse, non-cash adjustment to increase the valuation allowance for deferred tax assets of approximately $140 million or $0.30 per share associated with deferred tax assets established as a result of the tax effect of our losses that could not be recognized for financial reporting purposes.

See Explanatory Notes for additional information regarding these items.  In addition, the company incurred stock compensation expense, included in salaries, wages and benefits, of $13 million pre-tax, $8 million after-tax, or $0.02 per share in the third quarter of 2005 as compared to $25 million pre-tax, $16 million after-tax, or $0.03 per share in the third quarter of 2004.

Definition of Same-Hospital Data

Same-hospital data for all periods presented excludes our six hospitals and imaging centers in the Gulf Coast Area that were impacted by Hurricane Katrina.  Centennial Medical Center and St. Francis Hospital-Bartlett which both opened in June 2004, are excluded from same-hospital statistics for the six months ended June 30, 2005 and 2004, but are included for the three months ended September 30, 2005 and 2004.

Admissions

Admissions and	Continuing General Hospitals			Same-Hospital
Surgeries	Q3’05	Q3’04	Change (%)	Q3’05	Q3’04	Change (%)
Admissions - Total	163,707	169,211	(3.3)	156,682	158,908	(1.4)
Uninsured Admissions	6,225	6,393	(2.6)	6,020	6,182	(2.6)
Uninsured Admissions/Total Admits (%)	3.8	3.8	—	3.8	3.9	(0.1	)(1)
Charity Care Admissions	2,835	2,461	15.2	2,759	2,294	20.3
Charity Care admissions as % of total	1.7	1.5	0.2 (1)	1.8	1.4	0.4	(1)
Admissions through Emergency Dept. (ED)	86,305	87,251	(1.1)	82,610	82,233	0.5
ED Admits as % of Total	52.7	51.6	1.1 (1)	52.7	51.7	1.0	(1)
Surgeries (inpatient and outpatient)	120,871	122,401	(1.3)	115,298	114,401	0.8
Patient Days - Total	834,601	868,975	(4.0)	793,309	810,595	(2.1)

(1)          This change is the difference between the 2005 and 2004 amounts shown.

Same-hospital admissions in the third quarter of 2005 were 156,682, a decline of 2,226 admissions, or 1.4 percent, compared to admissions of 158,908 in the third quarter of 2004.  Approximately one half of this decline is attributable to our non-acute hospital units, including those skilled nursing and rehabilitation units that were closed subsequent to September 30, 2004. Same-hospital commercial managed care admissions declined by 4.3 percent during the third quarter of 2005 compared to the third quarter of 2004.

Outpatient Visits

	Continuing General Hospitals				Same-Hospital
Outpatient Visits	Q3’05	Q3’04	Change (%)		Q3’05	Q3’04	Change (%)
Total Visits	1,246,170	1,328,946	(6.2)		1,182,418	1,235,802	(4.3)
Uninsured Visits	127,470	123,134	3.5		121,077	113,335	6.8
Uninsured/ Total Visits (%)	10.2	9.3	0.9	(1)	10.2	9.2	1.0	(1)
Charity Care Visits	6,018	3,629	65.8		5,968	3,584	66.5
Charity Care / Total Visits (%)	0.5	0.3	0.2	(1)	0.5	0.3	0.2	(1)

(1)          This change is the difference between the 2005 and 2004 amounts shown

Revenues

Revenues	Continuing Operations			Same-Hospital Operations
($ in millions)	Q3’05	Q3’04	Change (%)	Q3’05	Q3’04	Change (%)
Net Operating Revenues	2,387	2,428	(1.7)	2,281	2,289	(0.3)
Compact discounts	203	108	88.0	192	103	86.4
Compact-adjusted Net Oper. Rev. (1)	2,590	2,536	2.1	2,473	2,392	3.4
Charity care	151	139	8.6	146	130	12.3
Provision for Doubtful Accounts	206	251	(17.9)	198	239	(17.2)
Total uncompensated care (1) (2)	560	498	12.4	536	472	13.6
Uncompensated care/ (Net Oper Rev + Charity+ Compact) (%) (1)	20.4	18.6	1.8 (3)	20.5	18.7	1.8 (3)

(1)          Non-GAAP measure

(2)          Defined as Compact discounts plus charity care plus provision for doubtful accounts

(3)          This change is the difference between the 2005 and 2004 amounts shown

Net operating revenues for same-hospital operations were $2,281 million in the third quarter of 2005, a decrease of $8 million, or 0.4 percent, as compared to $2,289 million in the third quarter of 2004.  Patient discounts provided under the Compact with Uninsured Patients (“Compact”) reduced same-hospital net operating revenues in the third quarter of 2005 and 2004 by $192 million and $103 million, respectively.  If the discounts under the Compact were added back to net operating revenues, it would have produced a non-GAAP measure of adjusted net operating revenues for the third quarter of 2005 of $2,473 million, which would be an increase of $81 million or 3.4 percent compared to same-hospital adjusted net operating revenues of $2,392 million for the third quarter of 2004.

Tenet initiated the implementation of the Compact in June, 2004. The Compact rollout was completed during the third quarter of 2005 with the initiation of Compact discounts in Texas on September 1.

Under the Compact, discounts are provided to uninsured patients at managed care-style rates established by each hospital.  The Compact discount offered to an uninsured patient is recognized as a contractual allowance, which reduces net operating revenues at the time the account is recorded.  Prior to implementing these discounting provisions under the Compact, the vast majority of these discounts was ultimately recognized to be uncollectible and, as a result, was then recorded in our provision for doubtful accounts.

Pricing

Pricing (Same-hospital)	Q3’05	Q3’04	Change (%)
Net inpatient revenue per admission	$9,746	$9,477	2.8
Compact-adjusted net inpatient revenue per admission (1)	10,378	9,817	5.7
Net outpatient revenue per visit	573	565	1.4
Compact-adjusted net outpatient revenue per visit (1)	652	604	7.9
Net operating revenue from managed care payers ($mm)	1,125	1,088	3.4
Stop loss payments from managed care payers ($mm)	97	135	(28.1)

(1)          Non-GAAP measure

Same-hospital net inpatient revenue per admission for the third quarter of 2005 was $9,746 compared to $9,477 in the third quarter of 2004.  However, this unit measurement has been reduced by the Compact.  If the discounts under the Compact are added back to net inpatient revenue, it produces a non-GAAP measure of adjusted net inpatient revenue per admission of $10,378 for the third quarter of 2005, an increase of $561, or 5.7 percent, compared to $9,817 in the third quarter of 2004. (A reconciliation of net inpatient revenue to Compact-adjusted net inpatient revenue, how the company uses the measures, and why the company believes these measures are useful, are provided in the tables below entitled “Additional Supplemental Non-GAAP Disclosures.”  The foregoing also applies to all non-GAAP measures described below.)

Same-hospital net outpatient revenue per visit was $573 in the third quarter of 2005 compared to $565 in the third quarter of 2004, which also includes the impact of the Compact.  If the discounts under the Compact are added back to net outpatient revenue, it produces a non-GAAP measure of $652 in adjusted net outpatient revenue per visit in the third quarter of 2005, an increase of $48, or 7.9 percent, compared to $604 in the third quarter of 2004.

The company disaggregates its total managed care business into three distinct categories: commercial managed care, managed Medicare, and managed Medicaid.  In the third quarter of 2005, approximately 81 percent of total managed care revenues are from Tenet’s commercial managed care business, 13 percent from managed Medicare, and 6 percent from managed Medicaid.  Managed care admissions in the third quarter of 2005 were 66 percent commercial, 19 percent managed Medicare, and

15 percent managed Medicaid.  Outpatient visits were 77 percent commercial, 10 percent managed Medicare, and 13 percent managed Medicaid. The foregoing statistics on a same-hospital basis are consistent with the total hospital statistics.

Managed care contracts representing annualized revenues of approximately $839 million were renegotiated in the third quarter of 2005. This brings the year-to-date total of renegotiated contract annual revenues to approximately $3.2 billion. Pricing increases in these contracts, on a percentage basis, were generally in the range of mid- to high-single digits.

Same-hospital inpatient managed care base rates in the third quarter of 2005 increased by 12.2 percent for our total managed care portfolio and 12.9 percent for the commercial segment of the managed care portfolio as compared to the third quarter of 2004. Same-hospital net revenue per admission increased by 9.3 percent in the commercial segment of our managed care business. The percentage increase in net revenue per admission is less than the percentage increase in inpatient base rates due to the reduction in the stop-loss portion of our managed care reimbursement payments, as discussed below. Aggregate portfolio yield, which includes both managed Medicare and managed Medicaid in addition to our commercial managed care business, increased by 5.7 percent as compared to the third quarter of 2004. As a result of pricing increases, total net revenue from managed care payers increased by 3.4 percent relative to the third quarter of 2004 despite the decline in patient volumes which included a 4.3 percent decline in commercial managed care admissions over the same time period.

Same-hospital stop-loss payments were $97 million in the third quarter of 2005, a decrease of $38 million from the $135 million received in the third quarter of 2004. The majority of the decline in stop-loss payments reflects conversion of payment methodologies and in many cases has been offset by increases in reimbursement base rates from managed care payers.

Controllable Operating Expenses

Same-hospital controllable operating expenses (consisting of salaries, wages and benefits, supplies, and other operating expenses) were $1,996 million and $1,914 million in the third quarter of 2005 and 2004, respectively.  Same-hospital controllable operating expenses per equivalent patient day were $1,783 in the third quarter of 2005 compared to $1,686 in the third quarter of 2004, an increase of $97, or 5.8 percent.  A primary driver of this increase was the growth in supply costs which have continued to increase due to a combination of inflation, new products, and technology. Supply costs increases also reflect a 1.4 percent increase in same-hospital inpatient surgeries.

Provision for Doubtful Accounts

Bad Debt	Q3’05	Q3’04	Change (%)
Provision for Doubtful Accounts (“Bad Debt”) ($mm)	206	251	(17.9)
Bad Debt / Net Operating Revenues (%)	8.6	10.3	(1.7	)(2)
Bad Debt + Compact-related Reduction (1) ($mm)	392	350	12.0
Compact Adjusted Bad Debt / (Net operating revenues + Compact discounts) (%) (1)	15.1	13.8	1.3	(2)

(1)          Non-GAAP measure

(2)          This change is the difference between the 2005 and 2004 amounts shown

Provision for doubtful accounts, or bad debt expense, was $206 million in the third quarter of 2005, a decline of $45 million from the provision for doubtful accounts of $251 million in the third quarter of 2004.  Bad debt expense was 8.6 percent of net operating revenues in the third quarter of 2005, compared to 10.3 percent of net operating revenues in the third quarter of 2004.  After adding back the Compact discounts to the bad debt provisions and net operating revenues in both quarters, it produces a non-GAAP number of 15.1 percent for Compact-adjusted bad debt provision to Compact-adjusted net operating revenue for the third quarter of 2005 as compared to 13.8 percent for the third quarter of 2004.  The increase in this percentage is primarily attributable to the impact of the hurricane, as well as systems conversions and outages, both of which resulted in weaker cash collections during the quarter and the increase in our outpatient uninsured volume. We estimate these items added approximately two percent to the Compact-adjusted bad debt ratio of 15.1 percent for the quarter.

Accounts Receivable

Accounts receivable were $1,523 million at September 30, 2005, an increase of $17 million, or 1.1 percent, from $1,506 million on June 30, 2005.  This growth included an increase of $17 million from discontinued operations.  Accounts receivable days outstanding for continuing operations increased to 58 days at September 30, 2005 from 56 days at June 30, 2005.

Cash Flow

Unrestricted cash was $1,480 million at September 30, 2005, down $114 million from $1,594 million at June 30, 2005.  Unrestricted cash at September 30, 2005, as well as at June 30, 2005, excludes $263 million of cash restricted as collateral for standby letters of credit under the letter of credit facility that we entered into in December 2004.

Net cash used by operating activities was $15 million in the third quarter of 2005.  In accordance with generally accepted accounting principles, this cash flow figure excludes capital expenditures, proceeds of asset sales, and certain other items.  Excluding cash used by operating activities from discontinued operations of $24 million, our cash provided by operating activities would have been $9 million. Cash provided by operating activities was negatively impacted primarily by our reduced operating results, the timing of interest payments on our long-term debt, and Hurricane Katrina. Capital expenditures in the third quarter of 2005 were $136 million. Substantially all capital expenditures in the third quarter were for continuing operations.

Liquidity

Total debt was $4.8 billion at September 30, 2005, unchanged from total debt on June 30, 2005.  Net debt, a non-GAAP measure defined as total debt less unrestricted cash, was $3.3 billion at September 30, 2005, as compared to $3.2 billion at June 30, 2005.

Income Taxes

The tax expense of $4 million in the third quarter of 2005 on a pre-tax loss of $381 million from continuing operations includes a $140 million non-cash adjustment to increase the valuation allowance for deferred tax assets associated with deferred tax assets established as a result of the tax effect of our losses that could not be recognized for financial reporting purposes.

Discontinued Operations

Loss from discontinued operations for the third quarter of 2005 of $23 million after-tax, or $0.05 per share, includes the following two items with an aggregate negative net after-tax impact of approximately $24 million, or $0.05 per share:

(1)               impairment and restructuring charges of $27 million pre-tax, $17 million after-tax, or $0.04 per share; and

(2)               negative non-cash adjustment to increase the valuation allowance for deferred tax assets of approximately $7 million, or $0.01 per share associated with deferred tax assets established as a result of the tax effect of our losses that could not be recognized for financial reporting purposes.

See Explanatory Notes for additional information regarding these items.

Hurricane Wilma

All fourteen of our acute care Florida hospitals sustained varying degrees of damage from Hurricane Wilma in late October, 2005, including roof damage, damaged windows, and water intrusion. All of the hospitals remained open and operational on regular power or emergency generators during the storm.  At this point in time, all our Florida hospitals have had their regular power restored. We are still in the process of assessing the damages and the financial impact from this hurricane.

Management’s Web Cast Review of Third Quarter Results

Tenet management will discuss third quarter 2005 results on a webcast event scheduled to begin at 11:00 AM (ET) on November 1, 2005. This webcast may be accessed through Tenet’s website at www.tenethealth.com.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2004, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(Unaudited)

	Three Months Ended September 30
(Dollars in millions except per share amounts)	2005	%	2004 (1)%		Change

Net operating revenues	$2,387	100.0%	$2,428	100.0%	(1.7)%
Operating expenses:
Salaries, wages and benefits	(1,099)	46.0%	(1,069)	44.0%	2.8%
Supplies	(446)	18.7%	(421)	17.3%	5.9%
Provision for doubtful accounts (2)	(206)	8.6%	(251)	10.3%	(17.9)%
Other operating expenses (3)	(554)	23.2%	(557)	23.0%	(0.5)%
Depreciation	(95)	4.0%	(92)	3.8%	3.3%
Amortization	(10)	0.4%	(6)	0.3%	66.7%
Impairment and restructuring charges (4)	(205)	8.6%	(2)	0.1%
Loss from hurricane and related costs	(40)	1.7%	—	—
Costs of litigation and investigations (5)	(28)	1.2%	(10)	0.4%

Operating income (loss)	(296)	(12.4)%	20	0.8%

Interest expense	(102)		(91)
Investment earnings	17		6
Minority interests	—		(1)

Loss from continuing operations before income taxes	(381)		(66)
Income tax (expense) benefit (8)	(4)		15
Loss from continuing operations	(385)		(51)

Discontinued operations:
Income (loss) from operations of asset group	7		(34)
Impairment of long-lived assets and goodwill, and restructuring charges (7)	(27)		(9)
Litigation settlements (5)
Net gain (loss) on sales of asset group (9)	(2)		4
Income tax (expense) benefit (8)	(1)		20

Loss from discontinued operations	(23)		(19)

Net loss	$(408)		$(70)

Diluted loss per common share and common equivalent share:
Continuing Operations	$(0.82)		$(0.11)
Discontinued Operations	(0.05)		(0.04)
	$(0.87)		$(0.15)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	469,179		466,646

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(Unaudited)

	Nine Months Ended September 30
(Dollars in millions except per share amounts)	2005	%	2004	%	Change

Net operating revenues	$7,307	100.0%	$7,507	100.0%	(2.7)%
Operating expenses:
Salaries, wages and benefits	(3,337)	45.7%	(3,249)	43.3%	2.7%
Supplies	(1,350)	18.5%	(1,280)	17.1%	5.5%
Provision for doubtful accounts (2)	(517)	7.1%	(1,010)	13.4%	(48.8)%
Other operating expenses (3)	(1,627)	22.3%	(1,675)	22.3%	(2.9)%
Depreciation	(271)	3.7%	(272)	3.6%	(0.4)%
Amortization	(22)	0.3%	(16)	0.2%	37.5%
Impairment and restructuring charges (4)	(210)	2.9%	(32)	0.4%
Loss from hurricane and related costs	(40)	0.5%	—	—
Costs of litigation and investigations (5)	(47)	0.6%	(29)	0.4%
Loss from early extinguishment of debt (6)	(15)	0.2%	(5)	0.1%

Operating loss	(129)	(1.8)%	(61)	(0.8)%

Interest expense	(305)		(242)
Investment earnings	41		13
Minority interests	(6)		(6)
Net gain on sales of long-term investments	—		6

Loss from continuing operations before income taxes	(399)		(290)
Income tax benefit (8)	31		95
Loss from continuing operations	(368)		(195)

Discontinued operations:
Loss from operations of asset group	(48)		(240)
Impairment of long-lived assets and goodwill, and restructuring charges (7)	(35)		(415)
Net gain on sales of asset group (9)	20		33
Income tax (expense) benefit (8)	(1)		199

Loss from discontinued operations	(64)		(423)

Net loss	$(432)		$(618)

Diluted loss per common share and common equivalent share:
Continuing Operations	$(0.78)		$(0.42)
Discontinued Operations	(0.14)		(0.91)
	$(0.92)		$(1.33)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	468,663		465,956

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

Dollars in millions

(Unaudited)

	September 30, 2005	December 31, 2004
Cash and cash equivalents	$1,480	$654
Restricted cash	263	263
Net accounts receivable	1,523	1,688
Income tax receivable	—	530
Assets held for sale	29	114
Other current assets	731	743

Current assets	4,026	3,992
Current liabilities	(1,995)	(2,130)

Net working capital	2,031	1,862
Investments and other assets	302	296
Net property and equipment	4,593	4,820
Goodwill	800	800
Net intangible assets	246	170
Long-term debt, net of current portion	(4,783)	(4,395)
Other long-term liabilities and minority interests	(1,826)	(1,821)
Total shareholders’ equity	(1,363)	(1,732)

CASH FLOW DATA

Dollars in millions

(Unaudited)

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Net cash provided by operating activities	$685	$208
Cash flows from investing activities:
Purchases of property and equipment	(360)	(287)
Construction of new hospitals	—	(79)
Proceeds from sales of facilities, long-term investments and other assets	153	295
Cash inflow related to escrow accounts to fund construction costs	—	88
Other items	—	(18)
Cash flows from financing activities:
Payments of borrowings	(25)	(16)
Sale of new senior notes	773	954
Repurchases of senior notes	(413)	(450)
Other items	13	9

Net increase in cash and cash equivalents	$826	$704

Supplemental disclosures:
Interest paid, net of capitalized interest	$(292)	$(183)
Income tax refunds received (payments made), net	529	(53)

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS - CONTINUING OPERATIONS

Quarter Ended September 30, 2005

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	Three Months Ended September 30			Nine Months Ended September 30
	2005	2004 (1)	Change	2005	2004 (1)	Change
Net inpatient revenues	$1,597	$1,587	0.6%	$4,895	$4,941	(0.9)%
Net outpatient revenues	$708	$746	(5.1)%	$2,144	$2,285	(6.2)%

Number of hospitals (at end of period)	69	69	— *	69	69	— *
Licensed beds (at end of period)	17,859	17,933	(0.4)%	17,859	17,933	(0.4)%
Average licensed beds	17,859	17,932	(0.4)%	18,023	17,847	1.0%
Utilization of licensed beds	50.8%	52.7%	(1.9)%*	53.5%	55.0%	(1.5)%*
Patient days	834,601	868,975	(4.0)%	2,634,200	2,688,413	(2.0)%
Equivalent patient days	1,179,032	1,219,423	(3.3)%	3,692,519	3,744,508	(1.4)%
Net inpatient revenue per patient day	$1,913	$1,826	4.8%	$1,858	$1,838	1.1%
Admissions	163,707	169,211	(3.3)%	510,691	518,514	(1.5)%
Equivalent admissions	233,272	239,723	(2.7)%	721,244	728,189	(1.0)%
Net inpatient revenue per admission	$9,755	$9,379	4.0%	$9,585	$9,529	0.6%
Average length of stay (days)	5.1	5.1	— *	5.2	5.2	— *
Surgeries	120,871	122,401	(1.3)%	369,879	371,541	(0.4)%
Net outpatient revenue per visit	$568	$561	1.2%	$541	$530	2.1%
Outpatient visits	1,246,170	1,328,946	(6.2)%	3,964,119	4,314,374	(8.1)%
Sources of net patient revenue
Medicare	26.6%	25.2%	1.4%*	27.3%	25.7%	1.6%*
Medicaid	8.8%	7.8%	1.0%*	8.4%	7.4%	1.0%*
Managed care	50.9%	49.5%	1.4%*	50.5%	49.5%	1.0%*
Indemnity, self-pay and other	13.7%	17.5%	(3.8)%*	13.8%	17.4%	(3.6)%*

Same-hospital **
Net inpatient revenues	$1,527	$1,506	1.4%	$4,609	$4,655	(1.0)%
Net outpatient revenues	$678	$698	(2.9)%	$2,010	$2,133	(5.8)%

Number of hospitals (at end of period)	63	63	— *	63	63	— *
Average licensed beds	16,582	16,640	(0.3)%	16,603	16,534	0.4%
Patient days	793,309	810,595	(2.1)%	2,455,135	2,504,951	(2.0)%
Net inpatient revenue per patient day	$1,925	$1,858	3.6%	$1,877	$1,858	1.0%
Admissions	156,682	158,908	(1.4)%	479,401	486,302	(1.4)%
Net inpatient revenue per admission	$9,746	$9,477	2.8%	$9,614	$9,572	0.4%
Average length of stay (days)	5.1	5.1	— *	5.1	5.2	(0.1)*
Net outpatient revenue per visit	$573	$565	1.4%	$546	$530	3.0%
Outpatient visits	1,182,418	1,235,802	(4.3)%	3,682,778	4,022,808	(8.5)%

*This change is the difference between the 2005 and 2004 amounts shown.

**Excludes two hospitals that were opened during 2004 for the six-month periods ended June 30, 2004 and 2005, but which are included for the three-month periods ended September 30, 2005 and 2004.

Excludes six hospitals in the Gulf Coast that were impacted by Hurricane Katrina for all periods presented.

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

Fiscal 2005 by Calendar Quarter

(Unaudited)

(Dollars in millions except per share amounts)

	3 Months Ended			Nine Months Ended
	3/31/05	6/30/05	9/30/05	9/30/05

Net operating revenues	$2,499	$2,421	$2,387	$7,307
Operating expenses:
Salaries, wages and benefits	(1,124)	(1,114)	(1,099)	(3,337)
Supplies	(457)	(447)	(446)	(1,350)
Provision for doubtful accounts (2)	(158)	(153)	(206)	(517)
Other operating expenses (3)	(534)	(539)	(554)	(1,627)
Depreciation	(90)	(86)	(95)	(271)
Amortization	(6)	(6)	(10)	(22)
Impairment and restructuring charges (4)	(9)	4	(205)	(210)
Loss from hurricane and related costs	—	—	(40)	(40)
Costs of litigation and investigations (5)	(8)	(11)	(28)	(47)
Loss from early extinguishment of debt (6)	(15)	—	—	(15)

Operating income (loss)	98	69	(296)	(129)

Interest expense	(101)	(102)	(102)	(305)
Investment earnings	9	15	17	41
Minority interests	(3)	(3)	—	(6)

Income (loss) from continuing operations before income taxes	3	(21)	(381)	(399)
Income tax (expense) benefit (8)	17	18	(4)	31
Income (loss) from continuing operations	20	(3)	(385)	(368)

Discontinued operations:
Income (loss) from operations of asset group	(38)	(17)	7	(48)
Impairment of long-lived assets and goodwill, and restructuring charges	(7)	(1)	(27)	(35)
Net gain (loss) on sales of asset group	22	—	(2)	20
Income tax (expense) benefit	—	—	(1)	(1)

Loss from discontinued operations	(23)	(18)	(23)	(64)

Net loss	$(3)	$(21)	$(408)	$(432)

Diluted earnings (loss) per common share and common equivalent share:
Continuing Operations	$0.04	$0.00	$(0.82)	$(0.78)
Discontinued Operations	(0.05)	(0.04)	(0.05)	(0.14)
	$(0.01)	$(0.04)	(0.87)	$(0.92)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	468,947	468,758	469,179	468,663

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS - CONTINUING OPERATIONS

Fiscal 2005 by Calendar Quarter

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	Three Months Ended			Nine Months Ended
	3/31/05	6/30/05	9/30/05	9/30/05
Net inpatient revenues	$1,699	$1,599	$1,597	$4,895
Net outpatient revenues	$709	$727	$708	$2,144

Number of hospitals (at end of period)	69	69	69	69
Licensed beds at end of period	17,941	17,897	17,859	17,859
Average licensed beds	17,924	17,930	17,859	18,023
Utilization of licensed beds	57.9%	53.0%	50.8%	53.5%
Patient days	934,203	865,396	834,601	2,634,200
Equivalent patient days	1,291,165	1,222,322	1,179,032	3,692,519
Net inpatient revenue per patient day	$1,819	$1,848	$1,913	$1,858
Admissions	178,458	168,526	163,707	510,691
Equivalent admissions	248,225	239,747	233,272	721,244
Net inpatient revenue per admission	$9,521	$9,488	$9,755	$9,585
Average length of stay (days)	5.2	5.1	5.1	5.2
Surgeries	123,101	125,907	120,871	369,879
Net outpatient revenue per visit	$515	$542	$568	$541
Outpatient visits	1,376,156	1,341,793	1,246,170	3,964,119

Sources of net patient revenue
Medicare	28.2%	27.2%	26.6%	27.3%
Medicaid	8.1%	8.3%	8.8%	8.4%
Managed care	50.5%	50.2%	50.9%	50.5%
Indemnity, self-pay and other	13.2%	14.3%	13.7%	13.8%

Same-hospital
Net inpatient revenues	$1,592	1,490	1,527	$4,609
Net outpatient revenues	$655	677	678	$2,010

Number of hospitals (at end of period)	61	61	63	63
Average licensed beds	16,646	16,580	16,582	16,603
Patient days	863,280	798,546	793,309	2,455,135
Net inpatient revenue per patient day	$1,844	$1,866	$1,925	$1,877
Admissions	166,056	156,663	156,682	479,401
Net inpatient revenue per admission	$9,587	$9,511	$9,746	$9,614
Average length of stay (days)	5.2	5.1	5.1	5.1
Net outpatient revenue per visit	$516	$550	$573	$546
Outpatient visits	1,268,847	1,231,513	1,182,418	3,682,778

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

Fiscal 2004 by Calendar Quarter

(Unaudited)

	3 Months Ended				Year Ended
(Dollars in millions except per share amounts)	3/31/04 (1)	6/30/04 (1)	9/30/04 (1)	12/31/04	12/31/04

Net operating revenues	$2,574	$2,505	$2,428	$2,412	$9,919
Operating expenses:
Salaries, wages and benefits	(1,091)	(1,089)	(1,069)	(1,076)	(4,325)
Supplies	(434)	(425)	(421)	(444)	(1,724)
Provision for doubtful accounts (2)	(277)	(482)	(251)	(195)	(1,205)
Other operating expenses	(531)	(587)	(557)	(556)	(2,231)
Depreciation	(90)	(90)	(92)	(96)	(368)
Amortization	(5)	(5)	(6)	(4)	(20)
Impairment of long-lived assets and goodwill, and restructuring charges	(9)	(21)	(2)	(1,240)	(1,272)
Costs of litigation and investigations	(10)	(9)	(10)	(45)	(74)
Loss from early extinguishment of debt	—	(5)	—	(8)	(13)

Operating income (loss)	127	(208)	20	(1,252)	(1,313)

Interest expense	(77)	(74)	(91)	(91)	(333)
Investment earnings	4	3	6	7	20
Minority interests	(5)	—	(1)	9	3
Net gain on sales of facilities and long-term investments	—	6	—	4	10

Income (loss) from continuing operations before taxes	49	(273)	(66)	(1,323)	(1,613)
Income tax benefit (expense)	(23)	103	15	(279)	(184)
Income (loss) from continuing operations	26	(170)	(51)	(1,602)	(1,797)

Discontinued operations:
Loss from operations of asset group	(82)	(124)	(34)	(53)	(293)
Impairment of long-lived assets and goodwill,
and restructuring charges	(137)	(269)	(9)	(24)	(439)
Litigation settlements	—	—	—	(395)	(395)
Net gain (loss) on sales of asset group	(2)	31	4	38	71
Income tax benefit	73	106	20	14	213

Loss from discontinued operations	(148)	(256)	(19)	(420)	(843)

Net loss	$(122)	$(426)	$(70)	$(2,022)	$(2,640)

Diluted earnings (loss) per common share and common equivalent share:
Continuing Operations	$0.06	$(0.36)	$(0.11)	$(3.43)	$(3.85)
Discontinued Operations	(0.32)	(0.55)	(0.04)	(0.90)	(1.81)
	$(0.26)	$(0.91)	$(0.15)	$(4.33)	$(5.66)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	465,590	465,922	466,646	467,040	466,226

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS - CONTINUING OPERATIONS

Fiscal 2004 by Calendar Quarter

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	3 Months Ended				Year Ended
	3/31/04 (1)	6/30/04 (1)	9/30/04 (1)	12/31/04	12/31/04
Net inpatient revenues	$1,704	$1,650	$1,587	$1,605	$6,546
Net outpatient revenues	$779	$760	$746	$714	$2,999

Number of hospitals (at end of period)	67	69	69	69	69
Licensed beds at end of period	17,770	17,976	17,933	17,902	17,902
Average licensed beds	17,770	17,839	17,932	17,902	17,861
Utilization of licensed beds	58.4%	54.0%	52.7%	53.3%	54.5%
Patient days	943,597	875,841	868,975	877,259	3,565,672
Equivalent patient days	1,297,396	1,227,690	1,219,423	1,226,990	4,971,498
Net inpatient revenue per patient day	$1,806	$1,885	$1,826	$1,830	$1,836
Admissions	179,459	169,844	169,211	169,343	687,857
Equivalent admissions	248,361	240,104	239,723	238,949	967,138
Net inpatient revenue per admission	$9,495	$9,715	$9,379	$9,478	$9,517
Average length of stay (days)	5.3	5.2	5.1	5.2	5.2
Surgeries	126,288	122,852	122,401	121,856	493,397
Net outpatient revenue per visit	$513	$518	$561	$529	$529
Outpatient visits	1,517,078	1,468,350	1,328,946	1,349,983	5,664,357

Sources of net patient revenue
Medicare	25.9%	25.9%	25.2%	27.2%	26.1%
Medicaid	7.4%	7.0%	7.8%	7.4%	7.4%
Managed care	49.6%	49.5%	49.5%	50.1%	49.7%
Indemnity, self-pay and other	17.1%	17.6%	17.5%	15.3%	16.8%

Same-hospital
Net inpatient revenues	$1,601	$1,548	$1,506	$1,510	$6,165
Net outpatient revenues	$728	$707	$698	$673	$2,806

Number of hospitals (at end of period)	61	61	63	63	63
Average licensed beds	16,482	16,480	16,640	16,624	16,557
Patient days	880,807	813,549	810,595	815,118	3,320,069
Net inpatient revenue per patient day	$1,818	$1,903	$1,858	$1,852	$1,857
Admissions	168,374	159,020	158,908	158,542	644,844
Net inpatient revenue per admission	$9,509	$9,735	$9,477	$9,524	$9,560
Average length of stay (days)	5.2	5.1	5.1	5.1	5.1
Net outpatient revenue per visit	$513	$517	$565	$536	$532
Outpatient visits	1,418,544	1,368,462	1,235,802	1,256,523	5,279,331

Additional Supplemental Non-GAAP Disclosures

In March 2004, we announced that, in accordance with state laws, we would be implementing managed care-style pricing for most of our uninsured patients under our Compact with Uninsured Patients (“Compact”). The discounts for uninsured patients began to be phased in during the second quarter of 2004 and were in effect at 39 of our hospitals by September 30, 2004 and at all 69 of our hospitals by September 30, 2005.  Our Compact is designed to offer managed care-style discounts to most uninsured patients, which enables us to offer lower rates to those patients who historically have been charged standard gross charges. A significant portion of those accounts had often been written down as provision for doubtful accounts if the accounts were not collected. Under the Compact, the discount offered to uninsured patients is recognized as a contractual allowance, which reduces net operating revenues at the time the self-pay accounts are recorded and should reduce our provision for doubtful accounts.

In light of the phase-in of the discounts for uninsured patients under the Compact, the Company is providing supplemental data in addition to required data in accordance with generally accepted accounting principles (“GAAP”). It does so to show the effect that the discounts under the Compact have had on the company’s historical results of operations, without estimating or suggesting the effect on future results of operations. This supplemental information has inherent limitations because discounts under the Compact during the periods presented are not indicative of future periods.  In spite of the limitations, the Company finds the information useful to the extent it better enables it and users of its financial statements to evaluate net operating revenue trends and measure certain operating expense categories, which are largely influenced by volumes and generally are analyzed as a percent of net operating revenues.

The tables below illustrate certain operating expense categories as a percent of net operating revenues excluding discounts under the Compact and the additional provisions for doubtful accounts, as described above, for the three-month periods ended September 30, 2005 and September 30, 2004.  The tables also illustrate same-hospital net inpatient revenue per admission and same-hospital net outpatient revenue per visit excluding the discounts under the Compact, as described above, for the three-month periods ended September 30, 2005 and September 30, 2004.  For all non-GAAP measures provided, the tables below present the comparable GAAP measures and a reconciliation of the different measures.   The company believes the consistent use of this supplemental information provides it and users of its financial statements with reliable period-to-period comparisons.  Investors are encouraged, however, to use GAAP measures when evaluating the Company’s financial performance.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Operating Measures Adjusted for the Impact of the Compact

(Unaudited)

	Fiscal 2005 - Quarter Ended September 30
	Actual GAAP Amounts	Compact Adjustments		Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenues	Non-GAAP % of Adjusted Net Operating Revenues
	(Dollars in millions except net inpatient revenue per admission and net outpatient revenue per visit)
Net operating revenues	$2,387	$203	*	$2,590	100.0%	100.0%

Operating expenses:
Salaries and benefits	(1,099)	—		(1,099)	46.0%	42.4%
Supplies	(446)	—		(446)	18.7%	17.2%
Provision for doubtful accounts	(206)	(186	)*	(392)	8.6%	15.1%
Other operating expenses (3)	(554)	—		(554)	23.2%	21.4%

Same-hospital
Net inpatient revenue	$1,527	$99		$1,626
Net outpatient revenue	$678	$93		$771
Admissions	156,682			156,682
Outpatient Visits	1,182,418			1,182,418

Net inpatient revenue per admission	$9,746			$10,378
Net outpatient revenue per visit	$573			$652

* Represents the impact of the discounts under the Compact for the quarter

	Fiscal 2004 - Quarter Ended September 30
	Actual GAAP Amounts	Compact Adjustments		Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenues	Non-GAAP % of Adjusted Net Operating Revenues
	(Dollars in millions except net inpatient revenue per admission and net outpatient revenue per visit)
Net operating revenues	$2,428	$108	*	$2,536	100.0%	100.0%

Operating expenses:
Salaries and benefits	(1,069)	—		(1,069)	44.0%	42.2%
Supplies	(421)	—		(421)	17.3%	16.6%
Provision for doubtful accounts	(251)	(99	)*	(350)	10.3%	13.8%
Other operating expenses (3)	(557)	—		(557)	23.0%	22.0%

Same-hospital
Net inpatient revenue	$1,506	$54		$1,560
Net outpatient revenue	$698	$49		$747
Admissions	158,908			158,908
Outpatient Visits	1,235,802			1,235,802

Net inpatient revenue per admission	$9,477			$9,817
Net outpatient revenue per visit	$565			$604

*Represents the impact of the discounts under the Compact for the quarter

TENET HEALTHCARE CORPORATION

Explanatory Notes

1.               Certain calendar year 2004 information has been reclassified to conform to the current period’s presentation.  These reclassifications for discontinued operations have no impact on total assets, liabilities, shareholders’ equity, net loss or cash flows.

2.               During the quarter ended June 30, 2004, we recorded additional provisions for doubtful accounts in the amount of $196 million in continuing operations to write-down self-pay patient accounts receivable.  This change in how we estimate the net realizable value of patient accounts receivable was the result of adverse changes in our business mix as the number of uninsured patients grew.  This trend is due to a combination of broad economic factors, including unemployment rates, increasing numbers of patients and employers who choose not to purchase insurance, and the increasing burden of co-payments to be made by patients instead of insurers.

3.               Other operating expenses included malpractice expense of $59 million and $55 million for the quarters ended September 30, 2005 and 2004, respectively.  For the nine months ended September 30, 2005 and 2004, malpractice expense was $169 million and $217 million, respectively.   The decline for the nine months ended September 30, 2005, is substantially due to the second quarter of 2004 including additional expense as a result of (1) the increasing of reserves reflecting adverse loss development and (2) changes in claim payment patterns whereby a shorter maturity discount rate began to be used.  Also included is a net gain of $10 million and $27 million for the nine months ended September 30, 2005 and 2004, respectively, from the sale of certain home health agencies, hospices, clinics and other assets.

4.               During the nine months ended September 30, 2005, $210 million was recorded for impairment and restructuring charges comprised of $206 million for the write-down of long-lived assets, primarily damaged assets of our hospitals affected by Hurricane Katrina, net of $10 million of insurance proceeds received from our insurance carriers, $11 million in employee severance, benefits and relocation costs, $3 million of lease termination costs and $4 million in non-cash stock option modification costs related to terminated employees, offset by a $14 million reduction of reserves.  Restructuring charges of $32 million were recorded in the nine months ended September 30, 2004.

5.               Costs of litigation and investigations in continuing operations were $28 million and $10 million for the quarters ended September 30, 2005 and 2004, respectively, and consisted primarily of costs to defend ourselves in various investigations and lawsuits.

6.               In January 2005, we sold $800 million of senior notes with registration rights in a private placement and received net proceeds of approximately $773 million after deducting discounts and related expenses.  We used a portion of the proceeds from the offering for the early redemption of our remaining outstanding senior notes due in 2006 and 2007, resulting in a $15 million loss from early extinguishment of debt.

7.               During the nine months ended September 30, 2005, we recorded impairment and restructuring charges of $35 million were recorded in discontinued operations consisting primarily of $28 million for the write-down of long-lived assets to their estimated fair values, less estimated costs to sell, $10 million in employee severance, retention and other costs and a $3 million reduction in reserves recorded in prior periods.  We recorded $415 million of charges in the prior year period.

8.               Income taxes in the three months ended September 30, 2005 included the following: (1) income tax expense of $140 million in continuing operations and (2) income tax expense of $7 million in discontinued operations to increase the valuation allowance for our deferred tax assets.  A $744 million valuation allowance for our deferred tax assets was initially recorded in the fourth quarter of 2004.  We assess the realization of our deferred tax assets quarterly to determine whether an adjustment to the income tax valuation allowance is required.  Based on all available evidence, both positive and negative, and the weight of that evidence to the extent such evidence can be objectively verified, we determine whether it is more likely than not that all or a portion of the deferred tax assets will be realized.  Given the magnitude of our valuation allowance, our future income/losses could result in a significant adjustment to this valuation allowance.

During the quarter ended September 30, 2005, we also recorded a $3 million adjustment in continuing operations to reduce our accrual for estimated IRS audit exposures for the fiscal years 1995-1997.

9.               The net aggregate pre-tax loss on the disposal of discontinued operations assets for the quarter ended September 30, 2005 was $2 million.  There was a net aggregate pre-tax gain of $4 million in the quarter ended September 30, 2004.